UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Willbros Group, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCKHOLDERS ENTITLED TO VOTE
PROPOSAL ONE
PROPOSAL TWO
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2009
To the Stockholders of
WILLBROS GROUP, INC.:
        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Delaware corporation (the “Company”), will be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, on May 27, 2009, at 9:00 a.m., local time, for the following purposes:
1.	To elect two directors of the Company to Class I for three-year terms;

2.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
        The Board of Directors has fixed the close of business on April 3, 2009, as the record date for the meeting, and only holders of the Company’s Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,

Dennis G. Berryhill
Secretary
Houston, Texas
April 24, 2009
It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy. If you vote by Internet or by telephone, you do NOT need to mail back your proxy. If you do attend the meeting, you may withdraw your proxy and vote in person.

WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2009
SOLICITATION AND REVOCATION OF PROXIES
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 27, 2009, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 24, 2009, to stockholders of record on April 3, 2009.
     If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:
•	“FOR” the election of all of the nominees for directors listed below; and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.
A stockholder giving a proxy, whether by mail, Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or by telephone, or by attending the Annual Meeting and voting in person.
     The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained Georgeson Inc. (“Georgeson”) to aid in the solicitation of proxies. For those services, we will pay Georgeson a fee of $10,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE
     Stockholders of record at the close of business on April 3, 2009, will be entitled to vote at the Annual Meeting. As of April 3, 2009, there were issued and outstanding 39,134,443 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast for or against each nominee; abstentions do not count as votes for or against the director’s election. Abstentions on all of the other proposals will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Certificate of Incorporation provides that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than twelve directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine, but has been reduced to eight effective as of the date of the Annual Meeting. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class I directors (Messrs. Harl, Maier and Taylor) will expire at the Annual Meeting. The terms of the current Class II directors (Messrs. McNabb, Williams and Sluder) and the current Class III directors (Messrs. Bayer, Berry and DeKraai) will expire at the annual meetings of stockholders to be held in 2010 and 2011, respectively.
     In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated Robert R. Harl and Edward J. Dipaolo for election as Class I directors. Mr. Harl, who currently serves as a Class I director and whose term expires at the Annual Meeting, is standing for re-election as a Class I director for a term expiring at the annual meeting of stockholders in 2012 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. Mr. Dipaolo is a new nominee for director and is standing for election as a Class I director for a term expiring at the annual meeting of stockholders in 2012 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. He was recommended to the Nominating/Corporate Governance Committee by William B. Berry, one of our non-management directors. Messrs. Gerald J. Maier, age 80, and James B. Taylor, age 71, who currently serve as Class I directors and whose terms expire at the Annual Meeting, will retire from the Board of Directors at the Annual Meeting. We are appreciative of Messrs. Maier’s and Taylor’s service to the Company and the valuable counsel and business advice they have provided as members of the Board of Directors. Mr. Dipaolo is standing for election to the Board position being vacated by Mr. Maier.
     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Harl and Dipaolo. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.
     Our Bylaws require that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order to elect that nominee in an uncontested election. One of our director nominees is currently serving on the Board of Directors. If a director nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.
     The Board of Directors recommends a vote “FOR” each of the following nominees for directors.
Nominees for Directors
Class I
(Term Expires May 2012)
     Robert R. Harl, age 58, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006.
     Edward J. DiPaolo, age 56, is a consultant for Growth Capital Partners, L.P., an investment and merchant banking firm, and has served in that capacity since 2003. He served in various executive positions with Halliburton Company from 1976 through 2000, most recently as Group Senior Vice President of Global Business Development. Mr. DiPaolo currently serves on the boards of Evolution Petroleum Corporation, Superior Well Services, Inc. and Boots and Coots International Well Control, Inc. He also serves on the boards of several privately-held companies. Mr. DiPaolo currently serves on the Advisory Board of West Virginia University College of Engineering.
Directors Continuing in Office
Class II
(Term Expires May 2010)
     John T. McNabb, II, age 64, has served as non-executive Chairman of the Board since September 2007.  He was elected to the Board of Directors in August 2006.  Mr. McNabb is founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that has provided financial advisory services to middle market companies throughout the United States since 1992.  He has served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P. since 2001.  Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992.  Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division.  He has served on the boards of six public companies, and currently serves on the Board of Directors of Hiland Partners, L.P.  Mr. McNabb earned both his undergraduate degree and MBA from Duke University.
     Robert L. Sluder, age 59, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001.  Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995.  Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.
     S. Miller Williams, age 57, was elected to the Board of Directors in May 2004. He has been Managing Director of Willvest, LLC, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed interim Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company which provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President — Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund. He was President and owner of MediaTech, Incorporated, a manufacturer and dealer of computer tape and supplies, from 1987 until the company was sold in 1992.
Class III
(Term Expires May 2011)
     Michael J. Bayer, age 61, was elected to the Board of Directors in December 2006. Mr. Bayer is the President and Chief Executive Officer of Dumbarton Strategies, Washington, D.C. Since 1992, Mr. Bayer has acted as a consultant engaged in enterprise strategic planning and mergers and acquisitions, specializing in the energy and national security sectors. Mr. Bayer is the Chairman of the U.S. Department of Defense’s Business Board, and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations Executive Panel. Mr. Bayer’s previous U.S. Government service included appointments as a member of the U.S. European Command Senior Advisory Group, a member of the Board of Visitors of the United States Military Academy, Chairman of the U.S. Army Science Board, and Chairman of the Air Force Secretary’s Advisory Group. Earlier in his career, he was Counsel to a senior member of the U.S. House of Representatives, Deputy Assistant Secretary at the U.S. Department of Energy, Malcolm Baldrige’s Associate Deputy Secretary of Commerce, Counselor to the United States Synthetic Fuels Corporation, Counselor to President Bush’s Commission on Aviation Security and Terrorism, and the Federal Inspector for the Alaska Natural Gas Transportation System. He has also served on a number of non-partisan task forces to improve the management and efficiency of the Department of Defense. Mr. Bayer currently serves on the Board of Directors of DynCorp International, Inc. and SIGA Technologies, Inc.
     William B. Berry, age 56, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002.  While at these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle

East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; and Stavanger, Norway. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He currently serves on the Board of Directors of Nexen Inc.
     Arlo B. DeKraai, age 61, was elected to the Board of Directors in November 2007, and serves as President of the Company’s downstream business segment (“InServ”), which was acquired in November 2007. Prior to the acquisition, he had been Chairman, President and Chief Executive Officer of InServ, a downstream construction, turnaround, maintenance and turnkey projects company, since 1994 when he founded the company as Cust-O-Fab Service Co. Mr. DeKraai has over 36 years experience working in the downstream oil and gas construction, turnaround and maintenance industries. He began his career working for Texaco Inc. in its refining operations. He entered the construction and turnaround business in various capacities and ultimately was the founder and President of Midwest Industrial Contractors in 1983, as a provider of construction and maintenance services for the refinery and petrochemical sector. Mr. DeKraai was named Distinguished Engineer of South Dakota State University (“SDSU”) in 2005, and serves on the Board of Governors of The Enterprise Institute, an affiliate of SDSU.
Compensation of Directors
     Cash Compensation. Non-employee directors are compensated as follows:
•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.
     For 2009, the Board of Directors has suspended the payment of all meeting fees for Board and Committee meetings on which each non-employee director serves in order to reduce Board expenses to help the Company curb its costs due to the economic uncertainties in the oil and gas industry. The annual retainer fees for non-employee directors and chairman of each committee will continue to be paid.
     Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
     Amended and Restated 2006 Director Restricted Stock Plan. We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 250,000 shares of our common stock are available for issuance under this plan. Under this plan:
•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the second Monday in January of each year during the period of such director’s incumbency.
In the case of an initial award, the number of shares represented by the award will equal $30,000, divided by the fair market value of a share of our common stock on the date of the award. In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change-in-control of us (as defined in our severance plan).
     This 2006 director stock plan replaces another director stock plan that our stockholders approved in 1996. The 1996 director stock plan provided for the automatic grant of non-qualified stock options to non-employee directors. No options may be granted under that plan after April 16, 2006.
     Director Compensation Table for 2008. The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2008. Mr. Berry became a director on February 8, 2008. Mr. Isaacs retired as a director on May 29, 2008.

						Change
						in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
	Fees Earned or				Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards		Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)(2)		($) (3)	($)	($)	($)	($)
Michael J. Bayer	114,500	75,072	(4)	—	—	—	—	189,572

William B. Berry	79,125	27,404	(4)	—	—	—	—	106,529

S. Fred Isaacs	48,000	75,072	(4)	—	—	—	—	123,072

Gerald J. Maier	88,500	75,072	(4)	—	—	—	—	163,572

John T. McNabb, II	177,000	150,144	(4)	—	—	—	—	327,144

Robert L. Sluder	103,500	87,575	(4)	—	—	—	—	191,075

James B. Taylor, Jr.	108,500	75,072	(4)	—	—	—	—	183,572

S. Miller Williams	128,000	75,072	(4)	—	—	—	—	203,072

(1)	Robert R. Harl and Arlo B. DeKraai are not included in this table as each was an officer and employee during 2008 and thus received no compensation for service as a director. The compensation received by each of Messrs. Harl and DeKraai as an officer and employee is shown in the Summary Compensation Table below.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our Amended and Restated 2006 Director Restricted Stock Plan. We began granting stock awards to our non-employee directors in December 2006. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K for the fiscal year ended December 31, 2008. As of December 31, 2008, each director has the following aggregate number of shares of restricted stock or restricted stock rights outstanding: Michael J. Bayer: 1,955; William B. Berry: 904; S. Fred Isaacs -0-; Gerald J. Maier: 1,955; John T. McNabb, II: 3,910; Robert L. Sluder: 1,955; James B. Taylor, Jr.: 1,955; and S. Miller Williams: 1,955.

(3)	As of December 31, 2008, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Michael J. Bayer: -0-; William B. Berry: -0-; S. Fred Isaacs: 15,000; Gerald J. Maier: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; James B. Taylor, Jr.: 10,000; and S. Miller Williams: 5,000.

(4)	On May 30, 2007, Mr. Sluder was granted an initial award of 1,066 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $30,008. On January 14, 2008, each of Messrs. Bayer, Isaacs, Maier, Sluder, Taylor and Williams was granted an annual award of 1,955 shares of restricted stock (rights in the case of Mr. Maier), with a grant date fair value, computed in accordance with SFAS No. 123R, of $75,072. On January 14, 2008, Mr. McNabb was granted an annual award of 3,910 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $150,144. On February 8, 2008, Mr. Berry was granted an initial award of 904 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $29,895.
Corporate Governance and Board Matters
     The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin its efforts to focus the entire organization on generating long-term stockholder value through conscientious actions in an ethical manner. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.
     The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines were revised and updated in August 2008. The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page, and a copy of the Corporate Governance Guidelines and Codes will be provided to any of our stockholders upon request to: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.
     Board Independence.  The Board of Directors has affirmatively determined that each of Messrs. Bayer, Berry, Maier, McNabb, Sluder, Taylor and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. Mr. Dipaolo, nominee director, has also been determined by the Board of Directors to be “independent” under the independence standards of the New York Stock Exchange. Mr. Isaacs, who served as a director until his retirement on May 29, 2008, was also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Mr. DeKraai is not considered to be independent because of his current employment as a senior officer of our subsidiary, InServ.
     Meetings and Committees of the Board of Directors. During 2008, the Board of Directors held seven meetings. Each director was present at 75 percent or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2008. In addition, the Board of Directors took action 10 times during 2008 by unanimous written consent.
     Each director is encouraged to participate in our annual meetings of stockholders. Since such meetings have historically been held in Panama City, Panama, and have generally been of a short duration and the Board of Directors has not generally had a meeting coincident with the annual meeting of stockholders, it has been often impractical and expensive for each director to attend in person, so participation has been mainly by telephone. However, effective March 3, 2009, the Company changed its corporate domicile from the Republic of Panama to the State of Delaware. Therefore, the Company will now schedule meetings of the Board of Directors coincident with the Annual Meeting of Stockholders. In addition, as discussed below, the Board of Directors has a process in place by which stockholders and other interested parties may communicate with the Board of Directors, the non-management directors as a group or any of its directors. Two directors, Mr. Harl and Mr. McNabb, attended in person our 2008 Annual Meeting of Stockholders. Messrs. Bayer, Berry, DeKraai, Isaacs, Maier, Sluder, Taylor and Williams, members of the Board participated in the 2008 Annual Meeting of Stockholders by telephone.
     The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.
     Executive Committee.  The Executive Committee is composed of Messrs. Harl, McNabb and Williams. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except with respect to a limited number of matters which include:
•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving us.
The Executive Committee held seven meetings during 2008.
     Audit Committee. The Audit Committee is composed of Messrs. Williams (Chairman), Bayer, Taylor, Sluder and McNabb. Mr. McNabb was appointed to the Audit Committee on January 28, 2009. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee and these persons are Messrs. Williams and McNabb. The Audit Committee has a written charter, which was revised and updated in May 2008 and is available on our website at http://www.willbros.com. We have in place and circulated a “whistleblower policy” entitled Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities. The Audit Committee appoints the independent registered public accounting firm who will serve each year as independent auditors of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:
•	review the scope and results of the audit with the independent auditors;

•	review with management and the independent auditors our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors’ independence.
The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held eight meetings during 2008. In addition, the Audit Committee took action once during 2008 by unanimous written consent.
     Compensation Committee.  The Compensation Committee is composed of Messrs. Taylor (Chairman), Bayer, Berry and Sluder. Mr. Berry replaced Mr. Isaacs as a member of the Compensation Committee on March 27, 2008. The Compensation Committee has a written charter, which was revised and updated in May 2008 and is available on our website at http://www.willbros.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive, and benefit provisions for our officers, and administers our 1996 Stock Plan. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.
     In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the past, the Compensation Committee has retained Towers Perrin to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings, stock-based compensation and benefits. When doing so, Towers Perrin also compares and analyzes the current compensation of our non-employee directors with market data and presents the findings to the Compensation Committee. The most recent Towers Perrin market data was presented to the Compensation Committee in December 2008.
     The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2008, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.
     More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
     The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held five meetings during 2008. In addition, the Compensation Committee took action three times during 2008 by unanimous written consent.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is composed of Messrs. Bayer (Chairman), Berry and Maier. Mr. Berry replaced Mr. Isaacs as a member of the Nominating/Corporate Governance Committee on March 27, 2008. Mr. Williams resigned from the Nominating/Corporate Governance Committee on March 27, 2008.  The Nominating/Corporate Governance Committee has a written charter, which was revised and updated in May 2008 and is available on our website at http://www.willbros.com. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held three meetings during 2008. In addition, the Nominating/Corporate Governance Committee took action once during 2008 by unanimous written consent.
     Printed copies of the Audit, Compensation, and Nominating/Corporate Governance Committee charters are also available upon request to: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.
     The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders, or other persons.
     Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:
•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.
The Committee also assesses the candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.
     Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director, (1) all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (3) a statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors. Additionally, any such submission generally must be submitted not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Other Matters — Proposals of Stockholders” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
     Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director can request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once a year.
     Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management directors as a group or any of the directors at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Secretary and submitted to the Board, the non-management directors or the individual director.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm (“independent auditors”) of the Company for the fiscal year ending December 31, 2009. Grant Thornton has been the independent auditors of Willbros since May 2007. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Grant Thornton as the Company’s independent auditors for 2009. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton as the Company’s independent auditors for 2009.

     A representative of Grant Thornton will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Former Independent Auditors
     On May 23, 2007, GLO CPAs, LLP (“GLO”) was dismissed as the independent registered public accounting firm of the Company, effective May 23, 2007. The Audit Committee of the Board of Directors approved the dismissal.
     The reports of GLO on the Company’s consolidated financial statements for fiscal years 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
•	GLO’s report dated March 12, 2007 on the consolidated financial statements of the Company as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, contained a separate paragraph stating that “we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2007 expressed an unqualified opinion on management’s assessment of the internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.”

•	GLO’s report dated June 14, 2006 on the consolidated financial statements of the Company as of December 31, 2005 and for the year ended December 31, 2005 contained a separate paragraph stating that “we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 14, 2006 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.”
     Prior to GLO’s dismissal, the Audit Committee of the Board of Directors had discussed with representatives of GLO certain material weaknesses in internal controls, as described below.
     During the years ended December 31, 2006 and 2005 and the subsequent interim period through May 23, 2007, there were no disagreements with GLO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of GLO would have caused GLO to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.
     In connection with its audit for the years ended December 31, 2006 and 2005 and through May 23, 2007, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that certain material weaknesses in the Company’s internal control over financial reporting were identified as described below.
Material Weaknesses Identified as of December 31, 2006.
     1. Nigeria Accounting — During the fourth quarter of 2006, the Company determined that a material weakness in its internal control over financial reporting exists related to the Company’s management control environment over the accounting for its Nigeria operations. This weakness in management control led to the inability to adequately perform various control functions including supervision over and consistency of: inventory management; petty cash disbursement; accounts payable disbursement approvals; account reconciliation; and review of time keeping records. This weakness resulted primarily due to the Company being unable to maintain a consistent and stable internal control environment over its Nigeria operations in the fourth quarter of 2006.
     2. Nigeria Project Controls — Estimate to Complete — A material weakness exists related to controls over Nigeria project reporting. This weakness existed throughout 2006 and is a continuation of a material weakness reported in the Company’s 2005 Form 10-K. The weakness primarily impacted one large Nigeria project with a total contract value of approximately $165 million, for which cost estimates were not updated timely in the fourth quarter of 2006 due to insufficient measures being taken to independently verify and update reliable cost estimates. This material weakness specifically resulted in material changes to revenue and cost of sales during the preparation of the Company’s year end financial statements by its accounting staff prior to the issuance of the Company’s 2006 Form 10-K.
Material Weaknesses Identified as of December 31, 2005.
     1. Company-Level Controls — As the Company finalized the preparation of the 2005 financial statements, management determined that a material weakness in the Company’s internal control over financial reporting exists related to the Company’s financial statement close process. This material weakness resulted in delays in management’s ability to timely close the Company’s books and records during 2005. Such delays in closing the books and records are at least in part a contributing factor to the delays management has experienced in filing the Company’s quarterly and annual financial statements with the Securities and Exchange Commission. This material weakness resulted primarily from insufficient staffing of qualified accounting personnel.
     Management believes this material weakness is due to a unique combination of factors including: a larger than normal turnover of international and corporate accounting personnel; a significant increase in the workload of the accounting staff as they supported the Audit Committee’s independent investigation as well as the investigations of the Securities and Exchange Commission and the Department of Justice; and a substantial increase in the volume of accounting transactions associated with the 46 percent annual increase in the Company’s revenue.
     2. Construction Contract Management — A material weakness existed related to controls over the project reporting used in the accounting process. On certain Nigerian projects, cost estimates were not updated to reflect current information and insufficient measures were taken to independently verify uniform and reliable cost estimates. This material weakness can affect project related accounts, and it specifically resulted in adjustments to revenue and cost of sales on certain contracts during the preparation of the Company’s preliminary financial statements.
These material weaknesses were remediated, in part, during 2006 and, during the first quarter of 2007, the remaining material weaknesses described above were eliminated due to the sale of the Company’s Nigerian operations as described in its 2006 Form 10-K.
New Independent Auditors (Grant Thornton)
     On May 25, 2007, the Audit Committee of the Board of Directors engaged Grant Thornton LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending June 30, 2007. The Company had not consulted with Grant Thornton during fiscal years 2006 and 2005 or during any subsequent interim period prior to May 25, 2007 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
Audit and Other Fees Paid to Independent Auditors
     Audit Fees. The aggregate fees billed during the years ended December 31, 2008 and 2007 by Grant Thornton for professional services rendered for the audit of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements, including registration statements, were $2,499,962 and $3,080,433, respectively.
     Audit-Related Fees. The aggregate fees billed during the years ended December 31, 2008 and 2007 for assurance and related services by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $0 and $0, respectively.
     Tax Fees. The aggregate fees billed for the years ended December 31, 2008 and 2007 for professional services by Grant Thornton for tax compliance, tax advice, and tax planning were $0 and $7,500, respectively.
     All Other Fees. The aggregate fees billed for the years ended December 31, 2008 and 2007 by Grant Thornton for products and services rendered to us, other than the services described above, were $0 and $0, respectively.
Audit Committee Pre-Approval Policy
     It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.
PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by
•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.
     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
Wells Fargo & Company, et al.	3,201,853	(2)	8.2
FMR LLC	3,020,398	(3)	7.7
Keeley Asset Management Corp.	2,871,645	(4)	7.3
Whitebox Advisors, LLC, et al.	2,551,952	(5)	6.5
Arlo B. DeKraai	469,805	(6)	1.2
Robert R. Harl	362,597	(7)	*
John K. Allcorn	123,753	(8)	*
John T. Dalton	108,048	(9)	*
Van A. Welch	82,518	(10)	*
John T. McNabb, II	43,936		*
Gerald J. Maier	20,953		*
Michael J. Bayer	12,508		*
James B. Taylor, Jr.	11,950	(11)	*
Robert L. Sluder	10,388		*
S. Miller Williams	9,322	(12)	*
William B. Berry	8,271		*
Edward J. DiPaolo	0		—
All executive officers and directors as a group (12 people)	1,191,341	(13)	3.0

*	Less than 1 percent

(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option within 60 days of March 31, 2009, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of December 31, 2008, and is based on the Schedule 13G/A dated January 22, 2009, which was filed by Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“Wells Capital”), and Wells Fargo Funds Management, LLC (“Wells Fargo Funds”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for both Wells Capital and Wells Fargo Funds is 525 Market Street, San Francisco, California 94105. Wells Fargo is a parent holding company, and both Wells Capital and Wells Fargo Funds are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 3,163,686 shares, sole dispositive power over 3,131,873 shares and shared dispositive power of 5,490 shares; Wells Capital has sole voting power over 560,027 shares and sole dispositive power over 2,589,232 shares; and, Wells Fargo Funds has sole voting power over 2,373,689 shares and sole dispositive power over 44,329 shares.

(3)	Information is as of February 28, 2009, and is based on the Schedule 13G/A dated March 9, 2009, which was filed by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”). FMR’s and Johnson’s principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. FMR is a registered investment advisor. Each of FMR and Johnson has no sole or shared voting power over the shares shown and each has sole dispositive power over 3,020,398 shares.

(4)	Information is as of December 31, 2008, and is based on the Schedule 13G/A dated February 2, 2009, which was filed by Keeley Asset Management Corp. (“Keeley”). Keeley’s address is 401 South LaSalle Street, Chicago, Illinois 60605. Keeley is a registered investment adviser. Of the shares shown, Keeley has sole voting power over 2,716,100 shares and sole dispositive power over 2,871,645 shares.

(5)	Information is as of December 31, 2008, and is based on the Schedule 13G/A dated February 19, 2009, which was filed by Whitebox Advisors, LLC (“WA”), Whitebox Combined Advisors, LLC (“WCA”), Whitebox Combined Partners, L.P. (“WCP”), Whitebox Combined Fund, L.P. (“WCF”), Whitebox Combined Fund, Ltd. (“WCFLTD”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (“WCAFLP”), Whitebox Convertible Arbitrage Fund, Ltd. (“WCAFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”), and Pandora Select Fund, Ltd. (“PSFLTD”), Whitebox Special Opportunity Advisors, LLC (“WSOA”), Whitebox Special Opportunities Series D Partners, L.P. (“WSODP”), Whitebox Series D Master Portfolio II, L.P. (“WSDMP”), and Whitebox Special Opportunities Fund, SPC Ltd. Segregated Portfolio D

(“WSOFSPC”). The address for each of WA, WCA, WCFLP, WCAA, WCAFLP, PSA, PSFLP, WSOA and WSODFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. The address for each of WCP, WCFLTD, WCAP, WCAFLTD, PSA, PSFLTD, WSODP and WSODFLP is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. WA, WCA, WCAA, WSOA and PSA are registered investment advisors. Of the shares shown, WA has shared voting and dispositive power over 2,551,952 shares; WCA, WCP, WCF and WCFLTD have shared voting and dispositive power over 1,003,650 shares; WCAA, WCAP, WCAFLP and WCAFLTD have shared voting and dispositive power over 925,483 shares; PSA, PSP, PSFLP and PSFLTD have shared voting and dispositive power over 202,833 shares; and WSOA, WSODP, WSDMP and WSOFSPC have shared voting and dispositive power over 419,985 shares.

(6)	Includes 236,000 shares held by the Arlo B. DeKraai Irrevocable Trust #2.

(7)	Includes 60,000 shares subject to stock options which are currently exercisable, and 10,000 shares held in a family limited partnership.

(8)	Includes 5,596 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Allcorn. Mr. Allcorn resigned from the Company effective December 31, 2008.

(9)	Includes (a) 50,000 shares subject to stock options which are currently exercisable and (b) 4,232 shares held in the 401(k) Plan for the account of Mr. Dalton. Mr. Dalton resigned from the Company effective March 31, 2009.

(10)	Includes 25,000 shares subject to stock options which are currently exercisable.

(11)	Includes (a) 1,000 shares held by the James and Sarah Taylor Trust and (b) 10,000 shares subject to stock options which are currently exercisable.

(12)	Includes 5,000 shares subject to stock options which are currently exercisable.

(13)	For specific information on each of the listed individuals, see footnotes (6), (7) and (9) through (12).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Role of the Compensation Committee
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves or makes recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock and bonus plans. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants, including sole authority to approve the consultant’s fees and other retention terms.
Role of CEO in Compensation Decisions
     The Committee makes all compensation decisions for the CEO and approves recommendations regarding non-equity compensation and equity awards for all of our executive officers.

     The CEO annually reviews the performance of each of the named executive officers. The CEO’s recommendations, including salary adjustments and annual and long-term award amounts, are presented to the Committee. The Committee or the Board of Directors can exercise their discretion in modifying any recommended adjustments or awards to executives.
Compensation Philosophy and Objectives
     As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization.
     The Committee bases its executive compensation programs on the same objectives that guide our company in establishing all of its compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver compensation in the top-tier when our employees and our company perform accordingly; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our company.

•	Compensation should foster the long-term focus required for success in our industry.
Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to enhance long-term stockholder value. In furtherance of this, in December 2007, the Committee engaged Towers Perrin (the “independent consultant”), a global human resources consulting firm, to conduct a review of our total compensation program for 32 selected senior management positions, including the CEO and the four executive officers immediately below the CEO. The independent consultant provided the Committee with relevant market data and alternatives to consider on the recommendations being made by the Company’s management for executives.
     The independent consultant used data from various compensation surveys to develop marketplace compensation levels for several Willbros senior management positions. In addition, the independent consultant compared each element of total compensation against a peer group of publicly-traded energy and engineering, construction, and oilfield services companies (collectively, the “Peer Group”), using data collected from proxy statement filings. The Peer Group compensation data provided information for executives who are comparable in terms of pay rank within their respective organizations, but are not comparable to Willbros executives in terms of roles and responsibilities. The companies comprising the Peer Group were:

Shaw Group, Inc.	Tetra Technologies, Inc.
Granite Construction, Inc.	Oceaneering International, Inc.
Chicago Bridge & Iron Co.	Global Industries Ltd.

McDermott International, Inc.	Insituform Technologies, Inc.
Quanta Services	Matrix Service Company
Southwest Gas Corp.	Layne Christensen Co.
Exterran Holdings, Inc.	Horizon Offshore Inc.
     With the assistance of the independent consultant, the Committee reviews the composition of the Peer Group periodically to ensure the companies are relevant for comparative purposes. In connection with its 2008 review for purposes of establishing 2009 compensation, the Committee (with input from the independent consultant and management) eliminated five companies (Granite Construction, Inc., Southwest Gas Corp., Insituform Technologies, Inc., Layne Christensen Co. and Horizon Offshore Inc.) from the Peer Group and added four (NATCO Group, Inc., Key Energy Services, Inc., EMCOR Group, Inc. and ENGlobal Corporation). For comparison purposes, our annual revenue was above and market capitalization was below the median of the Peer Group at the time the December 2007 study was conducted and at the time 2008 salaries were set in early 2008.
     For named executive officers, the Committee generally targets “actual direct total compensation,” consisting of base salary, plus the most recent actual annual incentive award earned, plus the estimated annualized present value of long-term incentive grants, at a level up to the 75th percentile of compensation paid to similarly situated executives of the companies comprising the Peer Group. This objective was established in recognition of the intense competition in our industry for top executive-level talent. This objective is also based on the Committee’s understanding that we have faced very significant challenges over the past few years. Significant variations above and below this objective will occur as dictated by the experience level, responsibilities and performance of the individual and other factors such as the need to maintain internal pay equity.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by independent consultant and management’s recommendations to determine the appropriate level and mix of incentive compensation.
     In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other named executive officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other named executive officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. For example, in recognition of his achievements and responsibilities that the Committee regards as comparable in scope and significance to those of our General Counsel, John T. Dalton, and based on 2007 market data provided by the independent consultant, in January 2008, the Committee awarded Van A. Welch, our Chief Financial Officer, an increase in base salary that was larger than the 4.5 percent merit increase generally awarded to the other named executive officers, so that Mr. Welch’s base salary would be virtually the same as the base salary of Mr. Dalton.
Employment and Separation Agreements
     We have entered into employment agreements with our President and CEO, Robert R. Harl, our Senior Vice President and Chief Financial Officer, Van A. Welch, and our President, Downstream Oil and Gas, Arlo B. DeKraai. Mr. Harl receives compensation in accordance with his employment agreement and Mr. Welch receives long-term incentives in accordance with his employment agreement. Mr. DeKraai’s employment agreement does not specify his compensation other than an initial award of restricted stock under our 1996 Stock Plan. Accordingly, the overall compensation of Messrs. DeKraai and Welch, other than Mr. Welch’s long-term incentives, is determined in the same manner as the compensation for the other executive officers. We also had an employment agreement with our Senior

Vice President and General Counsel, John T. Dalton, until his resignation from the Company on March 31, 2009. Mr. Dalton’s employment agreement did not specify his compensation. Thus, prior to his departure, Mr. Dalton’s overall compensation was determined in the same manner as the compensation for the other executive officers.
     The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in January 2006 and August 2006, respectively, in order to secure their employment with the Company, especially given Mr. Harl’s alternative employment options and Mr. Welch’s compensation package at his previous employer. The Committee believed that it was necessary for us to enter into an employment agreement with Mr. Dalton in November 2006 to secure his continued employment in light of numerous factors, including his critical role interfacing with governmental entities related to investigations into the actions of the former President of Willbros International, Inc., who resigned on January 6, 2005, and his in-depth knowledge of operational, legal and commercial issues in Nigeria, including the various complexities associated with selling our assets and operations in that country. The Committee also believed that it was necessary to enter into an employment agreement with Mr. DeKraai to secure his continued employment following the acquisition of Integrated Service Company LLC (“InServ”) in November 2007. Mr. DeKraai is the founder of InServ.
     John K. Allcorn, our former Executive Vice President, resigned his position on December 31, 2008. Mr. Allcorn had not previously entered into an employment agreement with us. In connection with his resignation, Mr. Allcorn entered into a separation agreement with us. The 2008 compensation of Mr. Allcorn was determined primarily in the same manner as the compensation of our other executive officers and to some extent by the terms of his separation agreement.
     In certain instances, the separation agreement of Mr. Allcorn provided separation benefits, including accelerated vesting of restricted stock, that were more generous than he would have been entitled to receive under the terms of our Severance Plan, which are described under the caption “Severance Plan-Separation” below. The Committee believed that such additional benefits were necessary and appropriate in light of Mr. Allcorn’s contributions to the Company prior to his departure, the need to ensure a smooth transition of his responsibilities and to draw upon his continued assistance with respect to several matters specified in his separation agreement.
2008 Executive Compensation Components
     For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers were:
•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.
     The Committee believes that this program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation and benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Committee’s considerations in establishing each of the components for the named executive officers.
Base Salary
     The level of base salary paid to executive officers is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since last salary increase, industry merit practices and cost-of-living indicators. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of the Peer Group regarding amounts budgeted for merit raises within the energy industry.
     In January 2008, consistent with data provided by the independent consultant regarding average salary merit adjustments in the Gulf Coast region, the Committee approved 4.5 percent increases in the base salaries of Messrs. Dalton and Allcorn. Since Mr. DeKraai had just recently joined the Company in November 2007 as a result of our acquisition of InServ, he received only a slight increase in his base salary of 1.5 percent. In light of the internal pay equity issue discussed above and the independent consultant’s marketplace data which indicated that Mr. Welch’s base salary was at or below the 50th percentile for CFOs in the Peer Group, Mr. Welch’s base salary was increased by 12.1 percent. Effective March 1, 2008, the base salaries of Messrs. Dalton, Welch, Allcorn and DeKraai were $407,550, $408,000, $380,380 and $335,153, respectively. Since Mr. Dalton’s base salary places him at or near the top in base salary for the Peer Group, which the Committee considers appropriate in light of his recent achievements, continuing challenges and expertise and oversight responsibilities with respect to commercial contracts, the Committee determined that a 4.5 percent merit increase for Mr. Dalton, consistent with average merit salary increases in the region, was appropriate. In accordance with the terms of his employment agreement, on January 1, 2008, Mr. Harl’s base salary was increased to $700,000.
     Based on the economic downturn in the energy industry and the overall global recession, the Committee did not approve merit increases in base salaries for Messrs. Dalton, Welch and DeKraai for 2009 even though, as discussed further below, 2008 was one of the most meaningful years for Willbros in its 100 year history and the Company generated strong financial results and record cash flows from operations. Mr. Allcorn was not considered for a salary increase because he had resigned effective December 31, 2008. In accordance with the terms of his employment agreement, Mr. Harl will not receive a salary increase for 2009.
Performance-Based Incentive Compensation
     Annual Cash Incentive Award. Pursuant to his employment agreement, Mr. Harl may earn a cash bonus of up to 150 percent of his base salary (or $1,050,000) for 2008 and for each remaining calendar year during his employment period if certain net income target performance objectives approved by our Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the years 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     The Committee determined that he met the 2008 net income target performance goal of $80.1 million. In making this determination, as permitted under his employment agreement, the Committee excluded from the net income performance goal a $38.1 million non-cash, after tax charge for goodwill impairment in our Downstream Oil & Gas segment. This non-cash impairment charge was primarily driven by adverse economic and financial market conditions. While the charge reduced goodwill associated with the November 2007 acquisition of InServ, the Committee noted that the impairment charge did not reflect under-performance in our Downstream Oil & Gas segment. Despite achieving the net income performance goal that allowed for a maximum bonus award under the terms of the CEO’s employment agreement, the Committee made the decision, as noted below, to apply negative discretion to his maximum bonus award and make a downward adjustment to his bonus award for 2008.
     The Committee also noted his leadership role in, and major contribution to, our significant achievements in 2008 including:
•	2008 was one of the most meaningful years for Willbros in its 100 year history;

•	We generated strong financial results and record cash flows from operations, as we continued to reap the benefits of our efforts to further position Willbros as a leader in the engineering and construction industry;

•	We made significant progress towards key strategic objectives to expand and support our growth; and

•	We also made substantial progress towards operational and financial improvements to our business model, preparing us for the challenges of the current market environment, including:
o	Improving our strategic planning process to better align our resources with both current opportunities and long term growth objectives;

o	Redirecting our sales process to most efficiently target the right customers with the right opportunities;

o	Delivering lower costs through improved procurement processes and procedures;

o	Reinforcing our project execution skills, particularly as we begin to see a shift toward more fixed price contracts in our U.S. pipeline construction business;

o	Lowering our effective tax rate; and

o	Receiving stockholder approval to re-domicile the Company from Panama to Delaware which, among other benefits, better positions us for U.S. government contracts.
     Based on the above, the Committee determined that Mr. Harl was entitled to the full $1,050,000 bonus for 2008 under his employment agreement. The Committee noted, however, that while Mr. Harl is not a participant in the Management Incentive Compensation Program discussed below, the named executive officers who participate in this Program were not awarded any 2008 bonus amounts for the safety performance target because the threshold for this target was not met. Accordingly, since the Company and management consider safety performance to be critically important, the Committee awarded Mr. Harl a final bonus amount of $892,000 for 2008.
     Management Incentive Compensation Program. Prior to 2007, our executive officers were eligible for discretionary annual cash incentive awards. In determining whether to award cash bonuses, the Committee primarily considered the financial performance of the Company, competitive hiring practices existing within the energy and construction and engineering industries globally and an executive’s individual performance.
     In March 2007, the Committee replaced its program for awarding discretionary cash incentive awards with a Management Incentive Compensation Program (the “MIC Program”). The short-term cash incentive awards for key employees, including each of our named executive officers, are determined in accordance with the MIC Program, except for Mr. Harl whose short-term cash incentives are determined by his employment agreement.
     The Committee administers our MIC Program to provide the short-term incentive compensation element of our total direct compensation program. The MIC Program is a cash-based performance incentive program designed to motivate and reward named executive officers and other key employees for their contributions to achieving business goals that we believe drive our earnings and create stockholder value. The Committee, however, does have the sole discretion under the MIC Program to pay an award earned under the MIC Program with stock issued under our 1996 Stock Plan and to set the terms and conditions of such stock award.
     Under the MIC Program, the Committee establishes, for each participant designated by the Committee to participate in the Program, an annual target incentive award. The target MIC Program awards are expressed as a percentage of the participant’s base salary. For 2007, the target incentive award for each named executive officer was threshold (25 percent), target (50 percent) and maximum (100 percent).

     After reviewing the 2007 marketplace survey data provided by the independent consultant at the Committee’s December 2007 meeting, the Committee approved an increase in the target incentive awards for 2008 up to an amount which is no greater than the percentages set forth below:
Authorized Maximum Annual Bonus Target Award (Percentage of 2008 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	50 percent	90 percent	125 percent
John K. Allcorn	50 percent	90 percent	125 percent
John T. Dalton	50 percent	90 percent	125 percent
Arlo B. DeKraai	50 percent	90 percent	125 percent
The Committee further delegated to management the responsibility to evaluate the impact of such an increase on the Company’s 2008 financial performance and determine whether to lower the targeted incentive awards as appropriate. In April 2008, management elected to establish target incentive awards that were the same as the 2007 percentages. The actual target incentive awards for 2008 were as follows:
Final Annual Bonus Target Award (Percentage of 2008 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	25 percent	50 percent	100 percent
John K. Allcorn	25 percent	50 percent	100 percent
John T. Dalton	25 percent	50 percent	100 percent
Arlo B. DeKraai	25 percent	50 percent	100 percent
     The payment amount, if any, of an MIC Program award is determined based on the attainment of performance measures, which include financial and operational performance measures and with respect to each participant, that participant’s individual performance. Annual financial and operational performance measures are established by the Committee based on recommendations from management. For our named executive officers other than Mr. Harl, the portion of an award which is based on individual performance will be determined by the Committee based on the recommendations of Mr. Harl.
     For 2008, 85 percent of the target MIC Program award was attributable to financial and operational performance measures and 15 percent of the target MIC Program award was attributable to each participant’s individual performance. The financial and operational performance measures are comprised of threshold, target and maximum performance levels which, if achieved, result in payments of 25 percent, 50 percent and 100 percent of each target financial and operational performance measure component, respectively. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component.
     For our 2008 MIC Program awards, our Committee set the performance levels of the financial and operational measures based on the following metrics:
     Earnings per Share (“EPS”): For 2008, the Committee replaced the net income performance metric used in 2007 with an EPS metric. Based upon the recommendation of management, the Committee established threshold, target and maximum performance levels for 2008 EPS. Each of the threshold, target and maximum EPS from continuing operations levels for 2008 ($1.65, $1.75 and $1.90, respectively) represented a significant improvement from our 2007 earnings (loss) per share from continuing operations of $(0.94).
     Safety: The Committee also considers the maintenance of a safe working environment to be critical. The Committee believes that the best measure of our 2008 safety performance is our “Total Case Incident Rate” or “TCIR.” The TCIR is determined (per U.S. Department of Labor standards) by multiplying the total number of work related recordable injuries and illnesses times 200,000 and dividing the product by the number of employee hours worked. Based upon the recommendation of management, the Committee set aggressive threshold, target and maximum levels for the 2008 TCIR that were designed to underscore management’s commitment to maintaining a safe working environment. The 2008 threshold, target and maximum TCIR each represented an improvement from our 2007 TCIR.
     Days Sales Outstanding: The Committee considers maintenance of a healthy level of working capital to be critical to our ability to bid on project opportunities that present an attractive risk-adjusted return. Delays in collecting our accounts receivable have, in the past, caused our working capital to decline to levels that impeded our ability to execute our business plan. Accordingly, the Committee has approved a formula recommended by management to create incentives to minimize the number of days required to collect revenue earned. “Days Sales Outstanding,” or “DSO,” refers to the product of a formula (widely-applied in the construction industry) that measures and is a reflection of the procedures and practices applied to minimize the number of days required to collect revenue earned. The formula is the sum of (i) trade accounts receivables (which includes the retention amount of customers under our contracts, but excludes the standard allowance for doubtful accounts), (ii) earned, but unbilled revenue, and (iii) revenue received, but not yet earned, divided by the quotient of the total revenue divided by 365 days. Based on the recommendation of management, the Committee set threshold (64 days), target (59 days) and maximum (54 days) levels for 2008 DSO. The 2008 threshold and target DSO targets each represented an improvement from our 2007 DSO while the maximum DSO target went from 50 days for 2007 to 54 days for 2008.
     The MIC Program financial and operational performance and individual performance criteria for 2008 were weighted as follows:

EPS:	50 percent
Safety:	20 percent
Days Sales Outstanding:	15 percent
Individual Performance:	15 percent
     2008 Bonus Awards. The maximum EPS level was met for 2008. In making this determination, the Committee excluded from EPS an $0.87 per share non-cash, after tax charge for goodwill impairment in our Downstream Oil & Gas segment. This non-cash impairment charge was primarily driven by adverse economic and financial market conditions. While the charge reduced goodwill associated with the November 2007 acquisition of InServ, the Committee noted that the impairment charge did not reflect under-performance in our Downstream Oil & Gas segment. Accordingly, the Committee determined that the maximum EPS target was met, excluding this charge, and funded the EPS component at the maximum percentage.
     The Committee determined that the safety threshold target for TCIR was not met in 2008, and, accordingly, did not award any bonus amounts for this performance target.
     The Committee determined that the target metric for DSO was met in 2008, but that the DSO did not meet the maximum level. Accordingly, the DSO component was funded at a level between the target and maximum percentages.
     The Committee determined that each of Messrs. Welch and DeKraai should receive the maximum payout with respect to the 15 percent portion of the MIC Program award attributable to individual performance. The Committee determined that Mr. Dalton should receive a portion of the 15 percent payout of the MIC Program award attributable to individual performance. The Company achieved record financial results in 2008 with earnings from continuing operations before special items of $1.98 per diluted share and experienced a record year in revenue, net income and operating cash flow. The Committee’s determination was based on each of the named executive officers’ contributions to the Company’s significant financial and operational accomplishments in 2008, including those discussed above.
     Based on the above, the Committee awarded bonuses for 2008 under the MIC Program to Messrs. Welch, Dalton and DeKraai in the amounts of $308,040, $277,134 and $253,001, respectively.

     As to Mr. Allcorn, he was awarded a bonus of $190,190 for 2008 pursuant to his separation agreement, which represented an amount equal to 50 percent of his base salary. In establishing this amount, the Committee took into account what he would likely have been paid under the MIC Program for 2008, the Company’s 2008 financial and operational successes and his assistance to the Company in securing certain significant construction contracts.
     With respect to any bonus awards for 2009, while the Company did not expect the pace of the recent energy infrastructure build-out to continue indefinitely, the Company did not anticipate such a steep and rapid downward shift in the business environment that may affect the Company’s results and profitability in 2009 and total stockholder return versus our industry peers. Accordingly, the Committee does not intend to commit to any bonus award amounts as a percentage of base salary under the MIC Program and will instead consider employees, including the named executive officers, for a discretionary bonus after it has reviewed the Company’s operational and financial outcomes and successes for 2009. For 2009, the maximum amount that the named executive officers may earn as a percentage of base salary is 125 percent. When evaluating the Company’s performance for 2009, the Committee intends to continue to look at the same financial and operational measures used in 2008, namely: EPS, Safety, Days Sales Outstanding and a participant’s individual performance. However, as bonus awards for 2009 will be discretionary as a result of the current economic uncertainties, the Committee has not assigned any specific values to such performance metrics (i.e., threshold, target or maximum) nor has it designated a specific allocation between the performance metrics (i.e., weighting of the metrics).
Long-term Equity Compensation
     In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan. The 1996 Stock Plan permits the Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock rights, to executive officers and key management employees of the Company based on competitive practices and the Company’s overall performance. Stock options, restricted stock and restricted stock rights awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for our continued success. An option award may be either an incentive stock option (an “ISO”) or a non-qualified stock option (a “NSO”). The Committee takes into account management’s recommendations regarding the number of shares or options and the number of shares of restricted stock or restricted stock rights to be awarded to specific employees.
     To date, the Committee has granted ISO, NSO and restricted stock and restricted stock rights awards to executive officers and key employees from time to time. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of our common stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs. Restricted stock awards are grants of a specified number of shares of our common stock in which the employee’s rights to the shares are limited until the shares vest and cease to be subject to the restrictions. The employee obtains full ownership of the unrestricted shares of stock when it vests. Restricted stock rights awards represent the right to receive shares of our common stock upon vesting. The rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. Vesting of such awards may be tied to a specified time period or the achievement of certain performance goals. We use stock options, restricted stock and restricted stock rights awards as long-term incentive devices since such awards provide the clearest tie between enhanced stockholder wealth and executive pay.
     Although we may award a limited number of stock options in special situations, since 2004, we have issued primarily restricted stock and restricted stock rights to our executive officers. The Committee believes that restricted stock and restricted stock rights offer advantages over stock options, including the following:

•	Restricted stock provides an equally motivating form of incentive compensation, while enabling us to issue fewer shares, thereby reducing potential dilution.

•	Since our stock price has historically been volatile, stock options provide limited retention value, especially during periods when the strike price for our stock options exceeds the market price for our common stock.
To date, all of our restricted stock awards are time vested. We have not awarded restricted stock or restricted stock rights with performance conditions. The Committee is in the process of evaluating market practice and structure of long-term equity compensation regarding the prevalence and design features of performance-based long-term incentive awards. The Committee intends to assess changes to its long-term incentive strategy including incorporating performance contingent awards as part of the equity program. Any changes in the structure of the equity program to include performance-based equity grants will also apply to the CEO.
     In January 2008, based on market data provided by the independent consultant, we issued long-term equity incentive awards by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
John T. Dalton	18,000
John K. Allcorn	15,000
The restricted stock awards to Messrs. Dalton and Allcorn will vest in four equal annual installments.
     In addition to the January 2008 awards to Messrs. Dalton and Allcorn, we awarded 50,000 shares of restricted stock to Mr. Harl in January 2008, 16,667 of which vested on December 31, 2008; another 16,667 will vest on December 31, 2009 and the remainder of which will vest on December 31, 2010. Twenty-five thousand shares of restricted stock were awarded to Mr. Welch in August 2008, which will vest in three equal annual installments. These awards were made in accordance with Mr. Harl’s and Mr. Welch’s respective employment agreements. Pursuant to his employment agreement, Mr. DeKraai was awarded 25,000 shares of restricted stock in June 2008, which vest in full on November 20, 2010.
     In January 2008, the Committee awarded Mr. Harl another 52,000 shares of restricted stock for a total of 102,000 shares for 2008. This additional award will vest in four equal installments. The Committee decided to make the additional award after reviewing the independent consultant 2007 survey data, which showed that Mr. Harl’s total compensation was below the median for 2007 for CEOs. The Committee’s initial inclination was to make this award in the form of cash. Mr. Harl, however, voluntarily requested that he receive the award in the form of stock. The award of additional compensation in the form of restricted stock is intended to provide Mr. Harl with total compensation in 2008 that would place him in the 55th percentile among his peers. Assuming our financial performance continues to improve significantly and Mr. Harl continues to excel as our CEO, the Committee intends to increase his total compensation over time to the 75th percentile among his peers. The Committee believes that the Company should strive to pay at the 75th percentile in the market for executive management in order to be competitive in the industry and to attract and retain executive level employees provided that there is individual performance to support this compensation level.
     When making 2008 long-term equity incentive grants, the Committee noted each of the named executive officers’ major contribution to the Company’s significant achievements in 2007, including:
•	A return to profitability in the second half of 2007;

•	The attainment of record levels of backlog;

•	The successful completion of the acquisition of InServ;

•	The successful completion of a public offering raising net proceeds of approximately $253.8 million to fund the InServ acquisition and for working capital; and

•	The successful negotiation of a new senior secured credit facility.
     In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our named executive officers, the Committee also considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, or a supplemental executive retirement plan or post-retirement health benefits.
     In March 2009, based on market data provided by the independent consultant and our 2008 financial and operational successes discussed above, we issued long-term equity incentive awards by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
John T. Dalton	5,000
Arlo B. DeKraai	10,000
The restricted stock awards to Messrs. Dalton and DeKraai will vest in four equal annual installments.
     In addition to the March 2009 awards to Messrs. Dalton and DeKraai, we awarded 50,000 shares of restricted stock to Mr. Harl in January 2009, and will award 25,000 shares of restricted stock to Mr. Welch in August 2009, which awards will vest in two equal annual installments, each in accordance with their respective employment agreements.
     Timing and Pricing of Stock Option Awards
     All awards of stock options under the aforementioned programs previously made and which may be made in the future are made at or above the market price at the time of the award. Any awards of stock options to executives would typically be made at the Committee’s regularly scheduled meetings in January or March. Newly hired or promoted executives may receive awards of stock options on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date.
     Ownership Guidelines
     At this time, we do not have any guidelines in place which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock. We are considering adopting guidelines consistent with industry practices to have our executive officers acquire and hold a certain number of shares of our common stock.
     Retirement and Other Benefits
     We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of our common stock were suspended in 2005, and removed as an option on January 9, 2006.
     The Company will suspend the on-going matching contribution each pay period beginning May 1, 2009, and instead provide a discretionary matching contribution after the close of the year. The discretionary match will be determined based on the Company’s financial condition and profitability up to a maximum of four percent of the participant’s plan compensation. Any discretionary matching contribution that is made will be 100 percent vested.

     Perquisites
     We provide our named executive officers with a limited number of perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to our named executive officers.
     An item is not considered a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is considered a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.
     We provide the following:
•	Executive Life Plan. Our executive officers may be reimbursed for up to $3,500 in premiums paid for the purchase of life insurance to meet their family needs.

•	Medical. Our executive officers are reimbursed for the expense of an annual fully comprehensive medical examination with the physician of their choice. In addition, we sponsor an executive medical program for our executive officers, which provides for reimbursement for the executive officer and eligible dependents for eligible medical expenses not covered by the Willbros Group Medical Plan and which provides an accidental death and dismemberment benefit. The Company believes it benefits from these perquisites by encouraging our executive officers to protect their health.

•	Club Memberships. Mr. Allcorn was reimbursed for certain club dues in 2008. The Company believes it benefits from this perquisite by fostering stronger relationships between our executives and clients.

•	Vehicle Fuel and Maintenance Allowance. We reimbursed Mr. Allcorn in 2008 for fuel and vehicle maintenance expenses. We reimbursed our other named executive officers in 2008 for fuel expenses.
Severance Plan
     Change of Control
     In October 1998, the Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the “Severance Plan”), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new employment agreements with the executive officers at that time. Since the Severance Plan was scheduled to expire on December 31, 2003, the Committee approved and recommended, and the Board of Directors adopted, a restated and amended Severance Plan (the “Restated Severance Plan”), effective September 25, 2003. Each of our executive officers, other than Mr. DeKraai, is a participant in the Restated Severance Plan. The initial term of the Restated Severance Plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Board adopted the Restated Severance Plan as part of its ongoing, periodic review of our compensation and benefits programs and in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;

•	assurance of severance and benefits for terminated employees; and

•	access to the equity component of total compensation after a change in control.
     The Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to severance compensation:
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The Restated Severance Plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans;

•	reduction in scope of participant’s authorities, duties, or title; or

•	material change in the location of a participant’s principal place of employment by the Company, when a change in control of the Company is imminent or within 18 months after a change in control of the Company has occurred, shall be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment other than for cause by the Company.
     Separation
     In addition to providing severance benefits to participants whose employment is terminated in connection with a change of control, the Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control of the Company shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the Restated Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination.
     Additional payments may be required or permitted in some circumstances either in accordance with the terms of an executive officer’s employment agreement or as a result of negotiations with executives. For example, in November 2008, we entered into a separation agreement specifying pay and benefits with executive officer John Allcorn.
     The benefits provided which are not in connection with a change of control, whether pursuant to the Restated Severance Plan, or an executive officer’s employment agreement or separation agreement, provide severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees and from competition and/or non-solicitation restrictions.

     The Committee has generally been provided with information illustrating the payments that the named executive officers, including the CEO, would be entitled to under various termination scenarios. There has been an annual process in place where the Committee evaluates and examines CEO compensation based on marketplace data and reviews the impact of such compensation awards.
     Tax Payments
     All taxes on severance payments made under the Restated Severance Plan are the participant’s responsibility; provided, however, the Restated Severance Plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that Section 4999 gross-up payments are appropriate for our most senior level executives.
Tax and Accounting Implications
     Policy Regarding Tax Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. publicly-held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid to the Company’s CEO and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1,000,000 limit. While we intend to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in the future, we also intend to maintain the flexibility to take actions that we consider to be in our best interests and to take into consideration factors other than deductibility. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.
     Nonqualified Deferred Compensation
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we have operated in good faith compliance with the statutory provisions, which were effective January 1, 2005, and the final regulations, which were effective January 1, 2008, and that our deferred compensation arrangements were in documentary compliance with statutory and regulatory requirements as of December 31, 2008.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
James B. Taylor, Jr., Chairman
Michael J. Bayer
William B. Berry (appointed March 27, 2008)
Robert L. Sluder

Summary Compensation Table
     The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. Messrs. Harl, Welch and DeKraai joined Willbros on January 20, 2006, August 28, 2006, and November 20, 2007, respectively. Messrs. Allcorn and Dalton resigned as officers on December 31, 2008 and March 31, 2009, respectively. The amounts listed below in the “Bonus,” “Stock Awards” and “All Other Compensation” columns include amounts paid or accrued pursuant to severance arrangements between us and Mr. Allcorn.
     We have employment agreements with Messrs. Harl, Welch and DeKraai and had an employment agreement with Mr. Dalton until March 31, 2009, when he resigned. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control — Employment Agreements” below.

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred
						Stock		Option	Incentive Plan	Compensation	All Other
Name and		Salary		Bonus		Awards		Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)		($)(1)		($)(2)		($)(3)	($)	($)(4)	($)(5)		($)
Robert R. Harl	2008	700,000		—		2,101,085		135,400	892,000	—	9,200		3,837,685
President and Chief	2007	600,000		—	(6)	1,024,142		135,320	—	—	9,000		1,768,462
Executive Officer	2006	473,718		—	(7)	180,100		135,320	—	—	38,027	(8)	827,165

Van A. Welch	2008	398,834		—		450,625		87,375	308,040	—	9,200		1,254,074
Senior Vice President	2007	360,503		—		467,143		87,425	— (9)	—	19,007		934,078
and Chief Financial	2006	122,053		87,500	(11)	118,600		87,425	—	—	—		415,578
Officer

John T. Dalton	2008	403,894		—		660,690		—	277,134	1,075	33,277	(10)	1,376,070
Senior Vice President	2007	386,250		—		429,115		—	— (9)	6,466	11,702		833,533
and General Counsel	2006	375,000		93,750	(11)	183,238		—	—	8,691	11,900		672,579

John K. Allcorn	2008	376,968		190,190	(12)	1,236,729	(13)	—	—	860	438,247	(12)	2,242,994
Executive Vice	2007	360,500		—		311,608		—	— (9)	5,172	27,198		704,478
President	2006	320,395		87,500	(11)	183,238		—	—	6,953	22,483		620,569

Arlo B. DeKraai	2008	334,329		—		236,172		—	253,001	—	6,327		829,829
President —	2007	38,379	(14)	24,740	(14)	—		—	—	—	—		63,119
Downstream Oil & Gas

(1)	Consists of compensation paid as discretionary bonuses.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our 1996 Stock Plan and thus include amounts from stock awards granted in the fiscal year and prior years. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K for the fiscal year ended December 31, 2008.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, computed in accordance with SFAS No. 123R, of option awards granted pursuant to our 1996 Stock Plan and thus may include amounts from option awards granted in the fiscal year and prior years. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K for the fiscal year ended December 31, 2008.

(4)	Each of Messrs. Dalton and Allcorn were awarded discretionary bonuses for 2005 payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments is conditioned on the continued employment of the employee on the date the installment is due. The total amount of interest earned on these deferred bonuses by Messrs. Dalton and Allcorn for 2008 was $2,466 and $1,973, respectively. The total amount of interest earned on these deferred bonuses by Messrs. Dalton and Allcorn for 2007 was $14,829 and $11,863, respectively. The total amount of interest earned on these deferred bonuses by Messrs. Dalton and Allcorn for 2006 was $19,932 and $15,946, respectively.

(5)	The amounts shown for 2008 include contributions by us to (a) our 401(k) Plan in the amount of $9,200 for each of Messrs. Harl, Welch, Dalton and Allcorn and $2,763 for Mr. DeKraai; and (b) our Executive Life Plan in the amount of $3,500 for Mr. Dalton, $2,070 for Mr. Allcorn and $3,564 for Mr. DeKraai.

Does not include the value of perquisites and other personal benefits for 2008 for each of Messrs. Harl, Welch and DeKraai because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2007 for each of Messrs. Harl, Dalton and DeKraai because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2006 for each of Messrs. Harl, Welch and Dalton because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(6)	In lieu of any cash bonus for 2007, on March 12, 2008, Mr. Harl was granted 8,220 shares of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 12, 2009 and March 12, 2010. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock is $284,083.

(7)	In lieu of any cash bonus for 2006, on March 1, 2007, Mr. Harl was granted 50,000 shares of restricted stock under our 1996 Stock Plan, which will vest in full on the fourth anniversary of the award or March 1, 2011. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock is $1,103,000.

(8)	Includes $29,627 for consulting services provided to us by Mr. Harl from January 1, 2006 through January 19, 2006, prior to Mr. Harl’s employment with us on January 20, 2006.

(9)	Messrs. Welch, Dalton and Allcorn earned bonuses for 2007 under our Management Incentive Compensation Program, which is based on the performance measures discussed above under the caption “Compensation Discussion and Analysis — Performance-Based Incentive Compensation,” in the amounts of $147,578, $158,324 and $147,578, respectively. We elected to pay 100 percent of these bonuses in restricted stock with vesting to occur over the next two years. Accordingly, on March 12, 2008, Messrs. Welch, Dalton and Allcorn were granted 4,440 shares, 4,750 shares and 4,440 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 12, 2009 and March 12, 2010. Since the shares vest over a period of time and are subject to a risk of forfeiture, we increased slightly the number of shares issued to them. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock granted to Messrs. Welch, Dalton and Allcorn is $153,446, $164,160 and $153,446, respectively.

(10)	In addition to the items included in footnote (5) above, the amount for Mr. Dalton also includes the cost to us attributable to contributions by us to our Executive Medical Plan and a vehicle fuel allowance.

(11)	When considering discretionary bonuses for 2006 for Messrs. Welch, Allcorn and Dalton, we elected to pay 50 percent of the bonus in cash and the remaining 50 percent in restricted stock with vesting to occur over the next two years. Accordingly, on March 1, 2007, Messrs. Welch, Allcorn and Dalton were granted 3,966 shares, 3,966 shares, and 4,250 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 1, 2008 and March 1, 2009. The amounts shown for Messrs. Welch, Allcorn and Dalton represent the cash portion of the bonus only and do not include the stock portion. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock granted to Messrs. Welch, Allcorn and Dalton is $87,490, $87,490, and $93,755, respectively.

(12)	In addition to the items included in footnote (5) above, in connection with Mr. Allcorn’s resignation, he received the sum of $380,380 in accordance with our severance plan, a bonus for 2008 in the amount of $190,190 (included in the “Bonus” column), and $29,260 as payment for his accrued but unused vacation time. The vesting of 42,673 shares of restricted stock was also accelerated (see footnote (13) below). In addition to these items, the amount for Mr. Allcorn also includes the cost to us attributable to contributions by us to our Executive Medical Plan, a vehicle fuel and maintenance allowance and club memberships.

(13)	In connection with Mr. Allcorn’s resignation, the vesting of 42,673 shares of restricted stock was accelerated. The amount shown includes $748,248, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, as a result of such acceleration of vesting.

(14)	Represent compensation for services provided as an officer and employee of InServ, a subsidiary of the Company, from November 20, 2007 through December 31, 2007 and includes a pro rata portion of his bonus for 2007.
Grants of Plan-Based Awards During 2008
     The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2008. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

												All Other	All Other
												Stock	Option
												Awards:	Awards:		Grant Date
												Number of	Number of	Exercise or	Fair Value
			Estimated Possible Payouts Under						Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
			Non-Equity Incentive Plan Awards						Equity Incentive Plan Awards			Stock	Underlying	of Option	and Option
	Grant	Approval	Threshold		Target		Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)		($)		($)		($)	($)	($)	(#)(1)	(#)	($ / Sh)	($)
Robert R. Harl	—	—	525,000	(2)	787,500	(2)	1,050,000	(2)	—	—	—	—	—	—	—
	1/1/08	12/20/07	—		—		—		—	—	—	50,000	—	—	1,914,500
	1/15/08	1/15/08	—		—		—		—	—	—	52,000	—	—	1,853,800
	3/12/08	3/12/08	—		—		—		—	—	—	8,220	—	—	284,083

Van A. Welch	—	—	102,000	(3)	204,000	(3)	408,000	(3)	—	—	—	—	—	—
	3/12/08	3/12/08	—		—				—	—	—	4,440	—	—	153,446
	8/28/08	8/28/08	—		—				—	—	—	25,000	—	—	1,064,500

John T. Dalton	—	—	101,888	(3)	203,775	(3)	407,550	(3)		—	—	—	—	—	—
	1/15/08	1/15/08	—		—				—	—	—	18,000	—	—	641,700
	3/12/08	3/12/08	—		—				—	—	—	4,750	—	—	164,160

John K. Allcorn	—	—	95,095	(3)	190,190	(3)	380,380	(3)		—	—	—	—	—	—
	1/15/08	1/15/08	—		—				—	—	—	15,000	—	—	534,750
	3/12/08	3/12/08	—		—				—	—	—	4,440	—	—	153,446

Arlo B. DeKraai	—	—	83,788	(3)	167,577	(3)	335,153	(3)		—	—	—	—	—	—
	6/23/08	6/23/08	—		—				—	—	—	25,000	—	—	1,141,500

(1)	These stock awards were granted under our 1996 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2008 table below.

(2)	Under Mr. Harl’s employment agreement, during 2008 he could have earned a cash bonus of up to 150 percent of his base salary (or $1,050,000) if certain net income target performance goals were achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for 2008 as approved by the Board of Directors before deducting any net income performance bonus payable to Mr. Harl and/or otherwise to employees.

(3)	Represent the range of payouts for 2008 performance under our Management Incentive Compensation Program as described above in “Compensation Discussion and Analysis” under the section titled “Performance-Based Incentive Compensation — Management Incentive Compensation Program.” If the performance criteria is met, payouts can range from 25 percent of the executive officer’s 2008 annual base salary at the threshold level to 100 percent of base salary at the maximum level with the target level payout set at 50 percent of base salary.

Outstanding Equity Awards at Fiscal Year-End for 2008
     The following table summarizes the option and stock awards that we have made to our named executive officers, which are outstanding as of December 31, 2008.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
			Equity					Incentive	Plan
			Incentive					Plan	Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)
Robert R. Harl	60,000	40,000 (2)	—	18.01	1/19/16	208,553 (3)	1,766,444	—	—
Van A. Welch	25,000	25,000 (4)	—	17.79	8/27/16	48,090 (5)	407,322	—	—
John T. Dalton	50,000	—	—	7.26	10/29/12	71,125 (6)	602,429	—	—
John K. Allcorn	50,000 (7)	—	—	15.00	11/26/11	-0- (8)	-0-	—	—
Arlo B. DeKraai	—	—	—	—	—	25,000 (9)	211,750	—	—

(1)	Based on the closing price of our common stock on December 31, 2008 ($8.47), as reported on the New York Stock Exchange.

(2)	These options become exercisable in equal installments of 20,000 shares each on December 31, 2009 and 2010.

(3)	These shares of restricted stock vest as follows: 32,500 shares on each of December 31, 2009 and 2010; 16,667 shares on December 31, 2009 and 16,666 shares on December 31, 2010; 13,000 shares on each of January 14, 2009, 2010, 2011 and 2012; 4,110 shares on each of March 12, 2009 and 2010; and 50,000 shares on March 1, 2011.

(4)	These options become exercisable in equal installments of 12,500 shares each on August 28, 2009 and 2010.

(5)	These shares of restricted stock vest as follows: 1,983 shares on March 1, 2009; 2,220 shares on each of March 12, 2009 and 2010; 8,333 shares on August 28, 2009 and 8,334 shares on August 28, 2010; and 8,333 shares on each of August 28, 2009 and 2010 and 8,334 shares on August 28, 2011.

(6)	These shares of restricted stock vest as follows: 4,500 shares on each of January 15, 2009, 2010, 2011 and 2012; 6,250 shares on January 18, 2009; 7,125 shares on March 1, 2009; 2,375 shares on each of March 12, 2009 and 2010; 5,000 shares on March 1, 2010; and 30,000 shares on March 1, 2011.

(7)	These options were forfeited on March 31, 2009.

(8)	Pursuant to Mr. Allcorn’s separation agreement with us, all shares of restricted stock vested in full on December 31, 2008.

(9)	These shares of restricted stock vest in full on November 20, 2010.

Option Exercises and Stock Vested During 2008
     The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Robert R. Harl	—	—	49,167	416,444
Van A. Welch	—	—	30,316	1,188,557
John T. Dalton	—	—	17,125	600,191
John K. Allcorn	—	—	59,656	961,765
Arlo B. DeKraai	—	—	—	—

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.
Nonqualified Deferred Compensation for 2008
     The following table provides information with respect to nonqualified deferred compensation of our named executive officers.

		Registrant		Aggregate
	Executive Contributions	Contributions in Last	Aggregate Earnings	Withdrawals /		Aggregate Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions		Last Fiscal Year-End
Name	($)	($)	($ )	($)		($)
Robert R. Harl	—	—	—	—		—
Van A. Welch	—	—	—	—		—
John T. Dalton	—	—	2,466 (1)	150,000	(1)(2)	-0-
John K. Allcorn	—	—	1,973 (1)	125,000	(1)(2)	-0-
Arlo B. DeKraai	—	—	—	—		—

(1)	Each of Messrs. Dalton and Allcorn were awarded discretionary bonuses for 2005 ($375,000 for Mr. Dalton and $300,000 for Mr. Allcorn) payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments, which are unfunded, earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments, including interest, is conditioned on the continued employment of the employee on the date the installment is due. $1,075 of the $2,466 in earnings for Mr. Dalton and $860 of the $1,973 in earnings for Mr. Allcorn were reported in the Summary Compensation Table above in fiscal year 2008.

(2)	Represents payment of the third bonus installment and accrued interest on that installment.

Potential Payments Upon Termination or Change in Control
     The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2008 termination date and, where applicable, using the closing price of our common stock of $8.47 (as reported on the New York Stock Exchange) as of December 31, 2008. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.
     Messrs. Allcorn and Dalton resigned on December 31, 2008 and March 31, 2009, respectively. For a discussion of the amounts paid to Messrs. Allcorn and Dalton in connection with their separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control — Separation Agreements” below.
Robert R. Harl

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($700,000)	$0	$0	$0	$1,400,000	(2)	$0	$2,100,000	(3)	$0
Short-term Incentive	$0	$0	$0	$2,100,000	(4)	$0	$2,100,000	(5)	$1,050,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	(7)	$0	$0	(7)	$0	(7)
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$2,613,444	(8)	$0	$2,613,444	(8)	$2,613,444	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC) (9)	$0	$0	$0	$25,440		$0	$25,440		$0
PRH&IC Tax Gross-up(10)	$0	$0	$0	$0		$0	$9,216		$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$7,151,232	(11)	$0
Total	$0	$0	$0	$6,138,884		$0	$13,999,332		$3,663,444

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2008.

(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of such agreement (through December 31, 2010).

(3)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of such agreement (through December 31, 2010) and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary. Mr. Harl’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under such employment agreement.

(4)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible ($1,050,000 per year based on the achievement of certain performance goals) for each uncompleted year of the term of the agreement (two years) if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Harl or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Harl was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Harl was awarded 100,000 stock options on January 20, 2006. 60,000 of those options have vested as of December 31, 2008, and the vesting of the remaining 40,000 options would be accelerated to December 31, 2008, if his employment were terminated under the circumstances indicated; however, the exercise price of such options was less than the closing price of the stock as of December 31, 2008.

(8)	Under his employment agreement, Mr. Harl would be entitled to the accelerated vesting and granting and vesting of 308,553 shares of restricted stock.

(9)	Under his employment agreement, Mr. Harl would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2008.

(10)	Under our severance plan, in the event his termination results from a change in control, Mr. Harl would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(11)	Under our severance plan, Mr. Harl is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
Van A. Welch

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($408,000)	$0	$0	$0	$1,081,200	(2)	$0	$2,019,600	(3)	$0
Short-term Incentive	$0	$0	$0	$1,530,000	(4)	$0	$1,530,000	(5)	$510,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	(7)	$0	$0	(7)	$0	(7)
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$830,822	(8)	$0	$830,822	(8)	$830,822	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(9)	$0	$0	$0	$31,360		$0	$31,360		$0
PRH&IC Tax Gross-up(10)	$0	$0	$0	$0		$0	$9,216		$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$4,874,220	(11)	$0
Total	$0	$0	$0	$3,473,382		$0	$9,295,218		$1,340,822

(1)	Under our retirement policies, Mr. Welch was not eligible for retirement on December 31, 2008.

(2)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011).

(3)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011), and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary plus the largest cash bonus he received in the prior 36 months. Mr. Welch’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under his employment agreement.

(4)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible (an annual amount equal to 125 percent of his base salary) for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Welch or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Welch was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Welch would immediately vest in 25,000 stock options granted to him on August 28, 2006; however, the closing price of our stock on December 31, 2008 was less than the exercise price of those options.

(8)	Under his employment agreement, Mr. Welch would be entitled to the accelerated vesting and granting and vesting of 98,090 shares of restricted stock.

(9)	Under his employment agreement, Mr. Welch would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2008.

(10)	Under our severance plan, in the event his termination results from a change in control, Mr. Welch would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(11)	Under our severance plan, Mr. Welch is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
John T. Dalton

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($407,550)	$0	$0	$0	$1,153,367	(2)	$0	$2,478,900	(3)	$0
Short-term Incentive	$0	$0	$0	$1,528,311	(4)	$0	$1,528,311	(5)	$509,437	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0		$0	$0		$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$549,491	(7)	$0	$549,491	(7)	$549,491	(7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(8)	$0	$0	$0	$21,490		$0	$21,490		$0
PRH&IC Tax Gross-up(9)	$0	$0	$0	$0		$0	$5,437		$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$5,167,928	(10)	$0
Total	$0	$0	$0	$3,252,659		$0	$9,751,557		$1,058,928

(1)	Under our retirement policies, Mr. Dalton was not eligible for retirement on December 31, 2008.

(2)	Under his employment agreement, Mr. Dalton would be entitled to his base salary for the remainder of the term of such agreement (through October 31, 2011).

(3)	Under his employment agreement, Mr. Dalton would be entitled to his base salary for the remainder of the term of such agreement (through October 31, 2011), and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary plus the largest cash bonus he received in the prior 36 months. Mr. Dalton’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under his employment agreement.

(4)	Under his employment agreement, Mr. Dalton would be entitled to the maximum cash bonus for which he is eligible (an annual amount equal to 125 percent of his base salary) for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Dalton would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Dalton or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Dalton was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Mr. Dalton would be entitled to the accelerated vesting of 64,875 shares of restricted stock.

(8)	Under his employment agreement, Mr. Dalton would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2008.

(9)	Under our severance plan, in the event his termination results from a change in control, Mr. Dalton would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(10)	Under our severance plan, Mr. Dalton is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
Arlo B. DeKraai

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination	Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)	Disability
Compensation:
Base Salary ($335,153)	$0	$0	$0	$632,659 (2)	$0	$632,659 (3)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$0	$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$211,750 (4)	$0	$211,750 (4)	$211,750 (4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$0	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$844,409	$0	$844,409	$211,750

(1)	Under our retirement policies, Mr. DeKraai was not eligible for retirement on December 31, 2008.

(2)	Under his employment agreement, Mr. DeKraai would receive his base compensation for the remainder of the term of his employment agreement.

(3)	Under his employment agreement, Mr. DeKraai would receive his base compensation for the remainder of the term of his employment agreement.

(4)	Under the award agreement whereby Mr. DeKraai was awarded shares of restricted stock, the vesting of 25,000 of those shares would be accelerated.
     Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl, Van A. Welch and Arlo B. DeKraai. John T. Dalton had an employment agreement with us until his resignation on March 31, 2009.
     Robert R. Harl. We entered into an employment agreement with Mr. Harl on January 20, 2006, as amended June 16, 2006 and January 15, 2008. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement is approximately five years, commencing on January 20, 2006, and ending on December 31, 2010 (the “Employment Period”). Beginning January 20,

2006 through December 31, 2006, Mr. Harl earned a base salary of $500,000 per year. Such base salary increased to $600,000 for the period January 1, 2007 through December 31, 2007, and to $700,000 for each calendar year beginning after December 31, 2007 through the end of the Employment Period.
     Additionally, Mr. Harl may earn a cash bonus of up to:
•	100 percent of his base salary (or $500,000) for 2006;

•	125 percent of his base salary (or $750,000) for 2007; and

•	150 percent of his base salary (or $1,050,000), for each remaining calendar year during the Employment Period, if certain net income target performance objectives approved by the Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     Under the terms of the agreement, Mr. Harl has been granted stock options and awarded shares of restricted stock and in the future will be awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On January 20, 2006, non-qualified stock options for 100,000 shares, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 20, 2006, 50,000 shares of restricted stock, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 1, 2007, 100,000 shares of restricted stock, of which 10,000 shares vest as of the date of issuance and vesting for the remaining shares to occur in four equal installments on December 31 of 2007, 2008, 2009 and 2010;

•	On January 1, 2008, 50,000 shares of restricted stock, with vesting to occur in three equal installments on December 31 of 2008, 2009 and 2010;

•	On January 1, 2009, 50,000 shares of restricted stock, with vesting to occur in two equal installments on December 31 of 2009 and 2010; and

•	On January 1, 2010, 50,000 shares of restricted stock, with full vesting to occur on December 31, 2010.
     Pursuant to the agreement, in the event Mr. Harl’s employment was terminated by us due to a change in control (as defined in our severance plan, as amended and restated effective September 25, 2003, as such may be further amended) during the calendar year 2006, he was entitled, among other things, to:
•	continue receiving his base salary during the remainder of the calendar year 2006,

•	the immediate vesting of all restricted stock and stock options awarded to him on January 20, 2006, and

•	the maximum available amount of his unearned bonus for calendar year 2006 as if he had satisfied the performance goals for calendar year 2006.
     In the event Mr. Harl’s employment is terminated by us without cause, or due to a constructive discharge, or due to a change in control after December 31, 2006, he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Employment Period at the time of termination.

If Mr. Harl voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Harl’s death or disability, he or his beneficiaries, as the case may be, will receive among other things:
•	his base salary through the date of death or termination, and

•	the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Employment Period).
In such cases, after December 31, 2006, Mr. Harl is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Harl is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Employment Period and for a period of one year thereafter, Mr. Harl will not compete with the businesses of us and our affiliates.
     Van A. Welch. We entered into an employment agreement with Mr. Welch on August 28, 2006. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement is five years, commencing on August 28, 2006, and ending on August 27, 2011 (the “Employment Period”). During the Employment Period, Mr. Welch will earn a base salary of $350,000 per year. Mr. Welch will be eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Welch will be eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Welch is eligible is an amount equal to 125 percent of his base salary.
     Under the terms of the agreement, Mr. Welch has been granted stock options and awarded shares of restricted stock and in the future will be awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On August 28, 2006, non-qualified stock options for 50,000 shares, with vesting to occur in four equal annual installments on August 28 of 2007, 2008, 2009 and 2010;

•	On August 28, 2006, 40,000 shares of restricted stock, with vesting to occur in two equal installments on January 1 of 2007 and 2008;

•	On August 28, 2007, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2008, 2009 and 2010;

•	On August 28, 2008, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2009, 2010 and 2011;

•	On August 28, 2009, 25,000 shares of restricted stock, with vesting to occur in two equal annual installments on August 28 of 2010 and 2011; and

•	On August 28, 2010, 25,000 shares of restricted stock, with full vesting to occur on August 28, 2011.
     Pursuant to the agreement, in the event Mr. Welch’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our severance plan, as amended and restated effective September 25, 2003, as such may be further amended) he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Welch voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Welch’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Welch is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Welch is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Employment Period, Mr. Welch will not compete with the businesses of us and our affiliates.
     Arlo B. DeKraai. We entered into an employment agreement with Mr. DeKraai on November 20, 2007, as amended December 30, 2008. The term of the agreement is three years, commencing on November 20, 2007, and ending on November 20, 2010 (the “Employment Period”). Beginning November 20, 2007, until adjusted by the mutual agreement of Mr. DeKraai and the Company, Mr. DeKraai earned a base salary of $330,200 per year.
     Additionally, Mr. DeKraai is eligible for participation in our Management Incentive Compensation Plan.
     Under the terms of the agreement, following our 2008 annual meeting of stockholders, Mr. DeKraai was awarded 25,000 shares of restricted stock under our 1996 Stock Plan, all of which will fully vest on November 20, 2010.
     In the event Mr. DeKraai’s employment is terminated by us without cause, he will be entitled to continue receiving his base salary during the remainder of the Employment Period.
     If Mr. DeKraai voluntarily resigns or is terminated by us for cause, he will receive his base salary through the date of termination. If termination occurs by reason of Mr. DeKraai’s death or total disability, he will receive his base salary through the date of termination, and all restrictions shall lapse on the 25,000 share restricted stock award.
     Pursuant to the agreement, during the Employment Period and for any period during which he is receiving payments in the event of his termination by us without cause, Mr. DeKraai will not compete with the businesses of us and our affiliates.
     John T. Dalton. We entered into an employment agreement with Mr. Dalton on November 1, 2006. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement was five years, commencing on November 1, 2006, and ending on October 31, 2011 (the “Employment Period”). On March 31, 2009, Mr. Dalton resigned and his employment ended. He will continue to receive certain payments under the agreement and our severance plan. See “- Separation Agreements — John T. Dalton” below. During the Employment Period, Mr. Dalton earned a base salary of $375,000 per year. Mr. Dalton was eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Dalton was eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Dalton was eligible was an amount equal to 125 percent of his base salary.
     Under the terms of the agreement, Mr. Dalton was eligible to receive, at the sole discretion of the Compensation Committee of the Board of Directors, awards of restricted stock and stock options under our 1996 Stock Plan.
     Pursuant to the agreement, in the event Mr. Dalton’s employment was terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our severance plan as amended and restated effective September 25, 2003, as such may be further amended and/or extended), he was entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he was eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Dalton voluntarily resigned or was terminated by us for cause, he would have received, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period that had not yet ended as of the date of termination. If termination occurred by reason of Mr. Dalton’s disability or death, he or his beneficiaries, as the case may be, would have received, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he was eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Dalton was also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa.
     Pursuant to the agreement, during the Employment Period, Mr. Dalton was not to compete with the businesses of us and our affiliates.
     Separation Agreements. We have entered into separation agreements with the following named executive officers: John K. Allcorn and John T. Dalton.
     John K. Allcorn. Effective November 29, 2008, we entered into a separation agreement and release with John K. Allcorn, our Executive Vice President, in connection with his resignation from Willbros effective December 31, 2008 (the “Termination Date”). The separation agreement provided that he would be paid his usual salary and receive his usual benefits until the Termination Date. Under the separation agreement, in accordance with the terms of our severance plan, as amended and restated effective September 25, 2003, we paid Mr. Allcorn the sum of $380,380, less applicable withholding taxes, within 60 business days after the Termination Date. In addition, we paid Mr. Allcorn as a cash bonus for 2008, when such bonuses were paid to other executives, the amount of $190,190, less applicable withholding taxes. The separation agreement also provided for, pursuant to the terms of the restricted stock award agreements evidencing 42,673 shares of restricted stock that had previously been granted to Mr. Allcorn under our 1996 Stock Plan, the accelerated vesting of such shares on the Termination Date. Under the separation agreement, Mr. Allcorn agreed not to compete with us for 90 days following the Termination Date and for a one-year period following the Termination Date he has agreed not to solicit employees, contractors, vendors or customers of the Company or its affiliates to terminate their relationship or cease doing business with the Company or its affiliates. He has also given us a release containing customary terms and conditions.
     John T. Dalton. Effective March 31, 2009, we entered into a separation agreement and release with John T. Dalton, our Senior Vice President and General Counsel, in connection with his resignation from Willbros, effective March 31, 2009 (the “termination date”). Under the separation agreement and in accordance with the terms of our severance plan, as amended and restated effective September 25, 2003, we will pay Mr. Dalton the sum of $407,550 within 60 business days of the termination date. Under the separation agreement and in accordance with Mr. Dalton’s employment agreement, Mr. Dalton will receive (i) his base salary until October 31, 2011, payable generally on the regular payroll payment dates of the Company, which payments in the last year of the payment period shall be reduced by the $407,550 paid to Mr. Dalton under the severance plan, (ii) an annual cash bonus of $509,438 for each of 2009 and 2010 bonus years payable no later than March 31 of the year following the 2009 and 2010 bonus years, respectively, and (iii) continued medical coverage until the earlier of October 31, 2011, or the date he becomes an employee of an employer offering group medical coverage for which he is eligible. The term of the employment agreement was five years, commencing on November 1, 2006, and ending on October 31, 2011. In addition, within 10 days after the termination date, we paid Mr. Dalton a separation payment of $220,000 and a payment in lieu of bonus for bonus plan year 2011 of $424,500. The separation agreement also provides for (y) the extension of the exercise period of vested options to purchase 50,000 shares of our common stock at the price of $7.26 per share until October 30, 2012 (the original expiration date of the options) and (z) pursuant to the terms of the restricted stock award agreements evidencing 55,875 shares of restricted stock that had previously been granted to Mr. Dalton under our 1996 Stock Plan, the accelerated vesting of such shares on the termination date. All payments made pursuant to the severance plan, the employment agreement and the separation agreement shall be subject to deductions for applicable federal, state and local taxes. Under the separation agreement, Mr. Dalton has given us a release containing customary terms and conditions.
     Severance Plan. During 2008, each of the named executive officers, other than Mr. DeKraai, was a participant in our severance plan, as amended and restated effective September 25, 2003, and as further amended on December 31 2008. The initial term of the severance plan ended on December 31, 2006. On the last day of such initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We did not give such notice and thus the plan has been extended.
The severance plan provides that a participant whose employment is terminated other than for cause by us when a change in control of us is imminent or within three years after a change in control of us has occurred, will be entitled to severance compensation
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.

     The severance plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans,

•	reduction in scope of the participant’s authorities, duties, or title, or

•	material change in the location of the participant’s principal place of employment by us, when a change in control of us is imminent or within 18 months after a change in control of us has occurred, will be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment by us other than for cause.
     Finally, the severance plan provides that a participant whose employment is terminated by us other than for cause prior to a change in control of us shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the severance plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the severance plan are the participant’s responsibility; provided, however, the severance plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.
Compensation Committee Interlocks and Insider Participation
     During 2008, the Compensation Committee was composed of James B. Taylor, Jr., S. Fred Isaacs (until March 27, 2008), Robert L. Sluder, Michael J. Bayer (appointed January 15, 2008) and William B. Berry (appointed March 27, 2008) all of whom are independent directors. During 2008, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2008, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Number of
Securities
Remaining
	Number of				Available for
	Securities		Weighted		Future Issuance
	to be Issued		Average		Under Equity
	Upon		Exercise		Compensation
	Exercise of		Price of		Plans
	Outstanding		Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants		Warrants		Reflected in
Plan Category	and Rights		and Rights		Column (a))
(a)
Equity compensation plans approved by security holders	406,127	(1)	$15.47	(1)	1,017,238
Equity compensation plans not approved by security holders	—		—		—

Total	406,127		$15.47		1,017,238	(2)

(1)	Includes 72,377 shares subject to restricted stock rights. The weighted average exercise price does not take these rights into account.

(2)	Represents the total number of shares available for issuance under (a) our 1996 Stock Plan pursuant to stock options, stock appreciation rights or restricted stock or restricted stock rights, (b) our 1996 Director Stock Plan pursuant to outstanding stock options (no further option grants may be made under this Plan), and (c) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 799,363 shares available for issuance under our 1996 Stock Plan, all may be awarded as restricted stock or restricted stock rights. All 217,875 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.
REPORT OF THE AUDIT COMMITTEE
     Securities and Exchange Commission rules require that a company’s proxy statement contain a report of its audit committee. The role of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2008 with management and our independent auditors. Specifically, the Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees).
     The Audit Committee has received the written disclosures and the letter from our independent auditors for 2008, Grant Thornton LLP (“Grant Thornton”), required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with Grant Thornton the issue of its independence from us and has concluded that Grant Thornton is independent.
     The Audit Committee has also discussed with our internal auditors and independent auditors, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
S. Miller Williams (Chairman)
Michael J. Bayer
James B. Taylor, Jr.
Robert L. Sluder
John T. McNabb, II (appointed January 28, 2009)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2008.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2008, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that (i) one report, covering seven transactions, was inadvertently filed one day late by Mr. Williams and (ii) one report, covering one transaction, was inadvertently filed late by Mr. DeKraai.
OTHER MATTERS
Matters Which May Come Before the Annual Meeting
     The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
Proposals of Stockholders
     Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our principal executive offices, Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027 on or before December 25, 2009 to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.

     In accordance with our Bylaws, in order to nominate a candidate for election as a director or properly bring other business before the 2010 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 27, 2010 and no later than February 26, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 27, 2009
     Stockholders may view this proxy statement, our form of proxy and our 2008 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.
By Order of the Board of Directors,

Dennis G. Berryhill
Secretary
April 24, 2009
Houston, Texas

EXHIBIT A
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
WHEN DETERMINING DIRECTOR INDEPENDENCE
     A Director will not be independent if:
     (i) The Director is, or has been within the last three years, an employee of the Company;
     (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;
     (iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);
     (iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
     (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
     (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or
     (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.
     For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.
     Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

Please mark your votes as indicated in this example	☒
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS
     Nominees for Class I Directors:

	FOR	AGAINST	ABSTAIN

1.1 Edward J. DiPaolo	☐	☐	☐

1.2 Robert R. Harl	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company for 2009.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date	, 2009

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲    FOLD AND DETACH HERE   ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

WILLBROS GROUP, INC.

INTERNET
http://www.proxyvoting.com/wg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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WILLBROS GROUP, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held May 27, 2009
     The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 27th day of May, 2009, at 9:00 a.m., local time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, TX 77027, and at any and all adjournments thereof, on all matters coming before said meeting.
PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

48417-bl